Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2680 E-Mail: skang@cgsh.com

December 22, 2016

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Ladies and Gentlemen:

We have acted as special counsel to Western Digital Corporation, a Delaware corporation (the “Company”), in connection with the Company’s proposed offer to exchange, pursuant to a Registration Statement on Form S-4 (excluding the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), up to $3,350,000,000 aggregate principal amount of the Company’s 10.500% Senior Notes due 2024 (the “Exchange Notes”) for the Company’s outstanding 10.500% Senior Notes due 2024 originally issued on April 13, 2016 (the “Initial Notes”). The Exchange Notes will be fully and unconditionally guaranteed by HGST, Inc., a Delaware corporation, WD Media, LLC, a Delaware limited liability company, Western Digital (Fremont), LLC, a Delaware limited liability company, and Western Digital Technologies, Inc., a Delaware corporation (the “Guarantors” and, together with the Company, the “Registrants”). The Exchange Notes will be issued under an indenture dated as of April 13, 2016 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	an executed copy of the Indenture, including the form of the Exchange Notes.

Western Digital Corporation, p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that such Registrant and each other party to such agreement or obligation is validly existing, has corporate or limited liability company power to enter into such agreement or obligation and has satisfied or, prior to the issuance of the Exchange Notes, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, we note that (i) the waiver of defenses contained in Section 10.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations. We express no opinion with respect to the enforceability of Section 10.01 of the Indenture to the effect that the Guarantors are liable as primary rather than secondary obligors.

In rendering the foregoing opinions, we have further assumed that the Exchange Notes will conform to the form thereof that we have reviewed and will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes or the Indenture and in the manner contemplated by the Registration Statement.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

Western Digital Corporation, p. 3

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner